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                                RESIGNATION AGREEMENT


     Axiohm Transaction Solutions, Inc. a California corporation ("Employer"), and William H. Gibbs on behalf of himself, his heirs and assigns ("Gibbs"), hereby enter into this Resignation Agreement ("Agreement") this 10th day of January, 1998.

     1. Gibbs hereby tenders and Employer hereby accepts the voluntary resignation of Gibbs effective the date hereof of his employment and his positions as President and Chief Executive Officer of Employer. Gibbs agrees not to request reinstatement or reapply for employment. These resignations and agreements in this Section 1 are irrevocable.

     2. In full and final satisfaction of all rights of Gibbs under the Employment Agreement dated July 14, 1997 ("Employment Agreement") and the Option Cancellation Agreement dated August 10, 1997 between Gibbs and Employer ("Option Cancellation Agreement"), Gibbs and Employer agree that the following and solely the following is owing and shall be paid in accordance with Employer practice and law:

          a. Employer will pay Gibbs the full amount of his salary at the current rate of pay which he has been receiving plus all vacation pay owing, plus an additional $76,000 for backpay authorized but not received by him, less withholding as required by law, through the date hereof;

          b. Employer shall provide Gibbs an option to continue his insurance coverage under COBRA, beginning the date hereof;

          d. Employer shall make the required withheld and matching contribution to its 401(k) plan in respect of Gibbs' compensation;

          c. Gibbs shall receive distribution of all amounts held in rabbi trusts established under the Option Cancellation Agreement;

          d. Pursuant to Section 9 of the Employment Agreement and Section 5(b) of the Option Cancellation Agreement, Employer shall pay to Employee the amount of $1,524,873 in full satisfaction of all Tax Payment obligations to Gibbs under Section 5 of the Option Cancellation Agreement and the termination obligations, if any pursuant to section 7(a) of the Employment Agreement.

          e.   Employer shall pay to Gibbs $75,000, less

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               applicable withholding required by law, in payment of 1997 bonus;

          f. Gibbs shall be entitled to reimbursement of customary business expenses incurred through the date hereof, all based upon submitted and approved expense reports, all of which must be submitted no later than March 31, 1998;

     3. The parties agree that all of Gibbs' outstanding options held by him, vested or unvested, are hereby cancelled, without additional compensation, notwithstanding his entitlement under existing option grants and the Employment Agreement.

     4. Employer shall review with Gibbs the contents of Employer's public disclosure of Gibbs' resignation. Gibbs shall not issue any separate disclosure without Employer's prior written consent.

AXIOHM TRANSACTION SOLUTIONS, INC.


By:   /s/ PATRICK DUPUY
    ----------------------------------------------------------------------
Its:  Co-Chairman


 /s/ WILLIAM H. GIBBS
--------------------------------------
     WILLIAM H. GIBBS




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